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GARMAN TURNER GORDON LLP
WILLIAM M. NOALL
Nevada Bar No. 3549
Email: wnoall@gtg.legal
DYLAN T. CICILIANO
Nevada Bar No. 12348
Email: dciciliano@gtg.legal
MARGARITA ELIAS
Nevada Bar No. 14867
Email: melias@gtg.legal
7251 Amigo Drive, Suite 210
Las Vegas, Nevada 89119
Tel: (725) 777-3000
Fax: (725) 777-3112
Attorneys for Receiver Paul Strickland

DISTRICT COURT

CLARK COUNTY, NEVADA

WHITE ROCKS (BVI) HOLDINGS, INC., *et al*., Plaintiff, vs. DAVID REICHMAN, KATHY M. GRIFFIN, FRANK BENINTENDO, DONALD GILBERT, DOES I THROUGH X, INCLUSIVE, and ROE CORPORATIONS I THROUGH X, inclusive, Defendant. GLOBAL TECH INDUSTRIES GROUP, INC., Nominal Defendant.	Case No. A-24-896359-B Dept No. 16 **RECEIVER'S FIFTH INTERIM REPORT**

Receiver, Paul L. Strickland hereby submits his Fifth Interim Report of the activities and initial preliminary findings of the Receiver in furtherance of carrying out the duties imposed by that certain *Order*

Appointing Receiver (the "Receivership Order") dated on or about September 18, 2024, in the above-captioned action.

Introduction.

Pursuant to the Receivership Order, I am the Court-Appointed Receiver of Global Tech Industries Group, Inc. ("GTII" or the "Company"). As stated in the *Receiver's First Interim Report* dated October 7, 2024 (hereinafter, the "First Report"), my first and then primary goal has been to identify, locate, secure, and stabilize the Receivership Assets in order to preserve their value. A secondary goal has been to work towards completing the Company's audit for 2023 and 2024 and bring the Company back into compliance with SEC reporting guidelines, in order to elevate the Company from the expert market. After largely completing the first goal, my focus has shifted almost entirely to the audit. Part of the work to complete the audit has been identifying and understanding the waste and possible misappropriation of Company assets and resources.

My then-third goal has been to investigate possible wrongdoing of the former officers and directors (including friends and family involved in GTII's business or stock transfers or sales) and other affiliates of the Company, and to evaluate potential claims of the company and determine whether those claims are viable.

Lastly, the Fourth major stated goal of this Receivership is to chart a path out of the Receivership and bring a meaningful transaction into GTII so that it may operate as a fully-functioning, sustaining, and viable business that delivers to the shareholders tangible value. The Fourth goal largely depends on the second and third goals. To date, the latter has been focused on a potential merger with AiVersity or other entity, as set forth in previous filings with the Court. The following is my Fifth Interim Report summarizing the results of my material activities and investigation following the filing of the First Report.

Receivership Order

In the past months, there has been some confusion amongst shareholders as to the role and capacity of the Receiver. Plaintiffs, who are all shareholders in GTII, initiated the above captioned derivative action in mid-2024. On September 18, 2024, the Court entered its Order Appointing

Receiver (the "Order"). The Order was proposed by Plaintiffs and adopted by the Court. The Order is express: "the Receiver shall be the agent of this Court and solely the agent of this Court in acting as Receiver under this Order." Order at p. 9, ¶2. Furthermore, I am "accountable directly to the Court." Order at p. 9, ¶3. The Receiver has certain delineated duties, including to:

1. ". . . . take immediate corrective action . . . with respect to GTII's delinquent filings with the OTC Market Group ("OTC") and U.S. Securities and Exchange Commission ("SEC ")."
2. ". . . . manage and administer the business of GTII except as otherwise further ordered by this Court by performing all acts that the Receiver deems to be necessary and appropriate . . . ."
3. ". . . .directed and authorized to interact with any governmental entity, agency department, employee, agent, or inspector on behalf of GTII for any purposes . . . ."
4. ". . . .directed and authorized to institute, compromise, adjust, appear in, intervene in, or become party to such actions or proceedings in state, federal or foreign courts that the Receiver deems necessary and appropriate to preserve or recover assets of GTII . . . ."
5. ". . . . defend, compromise, adjust, or otherwise dispose of any or all actions or proceedings instituted in the past or in the future against the Receiver in his role as Receiver, or against GTII that the Receiver deems necessary and appropriate to preserve the Receivership Assets or that the Receiver deems necessary and appropriate to carry out the Receiver's mandate under this Order."
6. ". . . . directed and authorized to continue and conduct the business of GTII in such manner, to such extent, and for such duration as the Receiver may in good faith deem to be necessary and appropriate to operate the business profitably and lawfully . . . ."
7. ". . . . directed and authorized to prepare and file the Company's tax returns and pay federal, state, and other taxes owed by the Company. . . ."

(*See* Order at pp. 10-15).

There have been other comments regarding my compensation and suggestions that it was unfair. Notably, my compensation is dictated by the Receivership Order and has a cash and stock component. It was a compensation structure that was proposed by Plaintiffs and approved by the Court. My cash compensation is not commensurate with my time or effort invested, nor would GTII have had the ability to hire a fiduciary on a strict hourly basis. I am also unaware of any

shareholder or party willing to incur the financial burden of any such receivership. Accordingly, I was willing to incur the risk through acceptance of shares in lieu of cash payment. In that regard, my non-cash compensation aligns with my interest in seeing GTII and Receivership succeed. Succinctly, my efforts will be for not unless GTII succeeds. To date, I have not disposed of any shares I received.

I take my job seriously and have evaluated the facts and circumstances of GTII neutrally. It is important to note, however, that I am also both restrained by the law and the rules of this Court. For instance, it would be unethical to threaten litigants or officers and directors with criminal charges. Many have voiced their belief that my obligation is to follow their direction and that I must take the action they demand. It would likewise be problematic for me to favor any shareholder over another, and this includes Plaintiffs over the Defendants. To that end, if I find that Defendants acted appropriately or conversely that Plaintiffs acted inappropriately, I am duty bound to report the same.

Most importantly, I am an independent Receiver that is not under the control of any one or group of shareholders. While I listen to shareholders, my decisions are based on my independent judgments. While many shareholder desires are not antithetical to what I view as the path to a sustainable future for GTII, at times their demands are driven by their individual interest and pose material risk to the future of GTII.

The most significant issue for shareholders, which appeared to drive the Receivership, is many GTII shareholders have been unable to trade their shares since early 2023. As previously reported, GTII's regulatory woes are in part the result of delinquent and incomplete filings, as well as their failure to disclose related party transactions. To that end, and consistent with the Order, one of my primary duties is getting GTII in full regulatory compliance, which is a necessary step in the road to trading. Shareholders have overwhelmingly expressed the desire to sell or trade

shares—in other words to cease being shareholders. While there are numerous roads to trading, not all are equal, and my goal is long term viability.

As the Court knows, GTII was the victim of previous speculation. Whether from inside or outside forces, GTII stock prices rose rapidly. During these periods, retail shareholders purchased shares, likely not based on the fundamentals of GTII which had no revenue or real assets, but on the hope that they could sell the shares before the price collapsed. Many of the shareholders are looking to sell their holdings as soon as possible. To that end, shareholders have outright asked or sought information that would inform them of when GTII shares may widely trade. Others, including people who likely are not shareholders, have expressed that they intend to trade based on information disclosed by the Receiver.

In all of these scenarios, parties are speculating on divesting their holdings in GTII. While these interests are not wrongful, they may not be aligned with my obligations as Receiver or the best interests of GTII. Additionally, I am particularly concerned about speculation that will create a new group of shareholders that feel victimized if stock prices rise and then come crashing down. While I may be powerless to halt speculation and prevent shareholders from selling their shares, I have no intent on exacerbating the situation or giving one shareholder an advantage over another.

In furtherance of that philosophy, and to ensure GTII can continue to trade in the future, it is more important that GTII's reporting be accurate than done quickly. Where its auditor believes and requires additional information is needed or answers are had before we make necessary filings, GTII has no choice but to take the time to do so. That has frustrated or angered shareholders.

Furthermore, as a Receiver investigating officers, directors, and shareholders, as well as attempting to remedy GTII's administrative deficiencies, my team must be careful with their communications to not reveal legal strategy or provide any one shareholder with material non-

public information. Moreover, if I or my legal team were to explain the basis of a decision, it should be expected that the information would likewise become known to defendants.

I am aware of threats to sue me personally and/or my counsel if I did not capitulate to certain demands. I take comfort in the protection of Nevada law and this Court's order. While the threats appear aimed at provoking public responses, my team and I are focused on the Receivership. To the extent that any party or shareholder has concerns with my team or I, there are Court processes available to address those issues.

Audit Matters

Since becoming Receiver, I have prioritized bringing the Company into compliance with all relevant laws and making necessary SEC filings. Most importantly, GTII had to complete its audit for the years 2023 and 2024. As has previously been reported, GTII's prior auditors were punished by the SEC for false reporting, requiring that GTII reaudit its records. Additionally, since 2023, the Company's stock has been trading on the OTC Expert Market based on GTII's failures to report insider transactions. As it is traded on the OTC Expert Market ordinary shareholders have difficulty trading shares. As GTII's stock continues to trade at low volumes, certain non-public information remains material and therefore I am limited in what I can or am willing to publicly share, including with respect to the audit.

By completing the audit and making necessary SEC filings, I am hopeful that the Company's shares will trade again more freely. I am also aware that many shareholders, and especially those who acquired shares at the top of the market, would like to trade their shares as soon as possible. To that end, the Receiver has received numerous inquiries about when the audit will be completed and when the shares will be traded. In prior reports, I provided my opinion as to when I expected the audit to be complete. Any such opinions were forward-looking and did not account for issues that had not arisen or were then unknowable. To preserve the integrity of the

market and promote the success of the Receivership, I have decided that it would be detrimental to fuel further speculation by suggesting that the audit will be completed by a certain date or that stock will again trade freely by another day.

It goes without saying that the audit has progressed slower than my professionals and I expected. The first few months of the audit process began with the auditor hired by prior management. As mentioned in previous reports, the auditor was an obstructionist, uncooperative, refused to collaborate transparently, and charged GTII in excess of $70,000 more than what they estimated it would take to complete the audit. There is evidence suggesting that prior-management and its counsel may have impeded the process. While that is under investigation, I determined it best to retain new auditors, which reset the process.

As of January 8, 2025, the Receiver retained Barton CPA, PLLC as GTII's new auditor. In my experience with other companies, Barton has been professional and working toward completing the audit. Richard Hawkins, the Receiver's Forensic Accountant and lead on the GTII audit, has been working diligently to finalize the audit with Barton. A very preliminary draft of the Company's 10k annual report that included financials for 2023 and 2024 was submitted to the SEC prior to the deadline, with extension to file. That notwithstanding, at the beginning of the process, the Company's financials were in disarray and largely unreliable, as recognized in the suit resulting in the Receivership. The Receiver's team subpoenaed and then meticulously combed through raw financial data to understand and correct the Company's prior books and records, including through the identity of misclassified expenses and transactions. The Receiver had to further dissect prior transactions and determine their status and legitimacy. Some delays in the completion of the audit arose around issues with confirmation letters having not been received by third parties, which were resolved. There have been additional delays due to personal circumstances impacting the lead auditor. While issues have arisen (some needing Court assistance and others not), the auditors, my

accountant, my securities counsel, and I have resolved the issues, sometimes with herculean efforts. At this time, I believe the issues have been resolved and further Court action is not needed.

Because the audit is essential to GTII's long-term viability, the vast majority of my time related to GTII is spent on the audit. We continue to move forward to the audit's completion. There has been internet speculation that the audit is not complete because I've withheld payment from the auditor to enrich myself and counsel or that I have otherwise concealed that the audit cannot be completed. Suggestions that my professionals and I are corrupt are outrageous and false. Aside from rabblerousing, there is no legitimacy behind any such rumor or innuendo. Were it otherwise, I would invite any shareholder to bring those issues to the Court.

Finally, if I had a concern that the audit could not or would not be completed, it would be disclosed to the Court and the shareholders. Succinctly, the auditors have not informed me that the audit cannot be completed, and it is my belief that we are nearing the end of the process. Thus, under the circumstances, I remain optimistic that the audit will be completed in the near future.

Mediation and On-Going Settlement Offers.

Given my goal of exiting receivership, I have pursued various settlements where appropriate. While there is no obligation that any person settles with GTII, I am always willing to discuss and entertain settlement offers. I am also aware of the financial burden that litigation has on parties, such that exhausting a wrongdoer's resources out of spite is counterproductive, as it eliminates any possibility of recovery for GTII. Furthermore, Shareholders must appreciate and understand that the certainty of a settlement warrants concessions by all parties.

To date, the Receiver has engaged in formal mediations with JAMS and dozens of discussions to settle other claims both against and by the receivership estate. Private mediation was essential to facilitate both the resolution of claims and an exchange of information that would benefit the Receivership estate with respect to future claims. As previously reported, while the

Receivership Order does not require Court approval for settlement, the Receiver is committed to seeking approval prior to resolving claims he views as material, particularly material claims against insiders. To date, the Receiver has negotiated one definitive resolution that will be presented to the Court, and ultimately the shareholders for comment, in short order. In my estimation, the resolution will yield substantial benefits to GTII and pave the way for future settlements and GTII exiting the receivership. I believe other settlements are imminent.

Early settlement discussions with parties have also yielded significant information that will further the Receivership's efforts. By shepherding those settlements that are possible, my legal team is able to devote more resources to litigating those other claims where settlements have been rejected or repudiated. Additionally, having secured key witness testimony, the likelihood of prevailing against other third parties has materially increased, such that the Receiver has been able to confidently expand the claims that he will assert, including against GTII's prior agents and consultants.

Throughout the process, shareholders have demanded that they or a designee appear at the mediations. Shareholders have suggested they would be unshackled by the Receiver and his counsel's ethical restraints and/or would want to inform certain parties of their "criminal liability." Such an exercise is neither desirable nor productive. To the contrary, the Receiver believes that it would inhibit the free flow of information. Accordingly, the Receiver will continue to engage in confidential settlement discussions where appropriate and present any resolution to the Court, where appropriate.

Additionally, the Receiver has experienced significant issues in resolving other claims. Given the nature of the receivership and GTII, there is information being made available in the public realm that is seen by people against whom GTII has claims. Additionally, there is public discourse about the Receiver. While everyone is entitled to an opinion, speculation and innuendo

has consequences and has seemingly emboldened persons that are adverse to GTII. Whether coincidental or related, false speculation has caused settlement discussions to break down. Additionally, the Receiver believes that targets of his investigation have colluded and then concealed those actions through the destruction of communications. Others seem to be aware of confidential settlement discussions, which may unduly influence other parties. Given the ongoing concerns, the Receiver encourages Shareholders and other interested parties to exercise caution in speculation.

<u>Potential Merger Transactions</u>.

In the Third Interim Report, the Receiver advised the Court and the constituent parties in interest:

> Pursuant to Section 8, paragraph 31 of the [Receivership] Order, the Receiver has determined that in order to operate the business lawfully and profitably, a merger with a viable business is necessary. As such, the Receiver and Aiversity, Inc. have entered into an Agreement and Plan of Merger and Reorganization (the "Agreement"). We seek the approval of this Court to complete this Agreement, and a condition precedent of the closing of the Agreement is the Court's approval. More information about Aiversity, Inc. can be found at www.aiversity.io. In summary, Aiversity, Inc. designs and develops highly advanced financial tools using the latest AI technology to help users get quick, accurate insights into global financial markets. Aiversity is currently not generating any revenue, has 30,000 users, and is anticipated to begin generating revenue in the second quarter of 2025.

The potential Agreement with Aiversity, Inc. ("<u>Aiversity</u>") that was referenced in the Receiver's Third Interim Report was discussed with the Court at prior hearings.

I remain cognizant of many Shareholders' desires to see the transaction close. I ask that Shareholders be aware of the realities of any transaction. I believe that both Aiversity, the Shareholders, and I are aligned in wanting any transaction to be successful. However, as parties to a transaction, both Aiversity and GTII are pursuing their individual interests, which in both cases include maximizing the benefits to their individual shareholders. As is the case in any reverse merger, there would ultimately be some dilution in GTII's shareholders' interest. In any deal, some

shareholders In the Aiversity transaction, my goal is maximizing the value to GTII's existing shareholders and not just closing a deal.

In August 2025, I received a new confidential "Term Sheet" from Aiversity that contains terms that warrant further consideration. In that vein, I retained GlassRatner to evaluate the transaction and assist me in determining whether the transaction maximizes the value to GTII shareholders. Additionally, there are certain conditions precedent to a closing that require my evaluation and resolution of certain matters. When a decision has been made as to the transaction, I will disclose the accepted or rejected deal. Should the transaction not close, I will pursue additional deals for the benefit of GTII shareholders. It is that simple.

In the interim, there have been public comments geared towards pressuring me into closing the transaction. As would be expected, Aiversity is self-interested in the transaction. Aiversity should secure the best deal possible for its shareholders, including by applying pressure on me through GTII's Shareholders. As stated above, I am an officer of the Court and therefore my evaluation of any transaction is independent of what people may say or imply. I continue to appreciate the GTII's Shareholders patience in this regard.

Claims Process

In its June 16, 2025, order (the "Claims Order"), the Court: (i) directed the Receiver, within 15 days of notice of entry, to mail (and email where available) the approved Proof of Claim form and a Notice of the Claim Bar Date to known claimants and to publish the Notice in The Wall Street Journal (or similar), the Nevada Legal News, and on GTII's website; (ii) set the "Claim Bar Date" as the later of 90 days from entry of the Claims Order or 75 days from the Receiver's mailing/emailing of the Notice and claim form to known potential claimants; (iii) required that any claim be asserted by delivery to the Receiver of a completed Proof of Claim on the approved form, received at 120 State Avenue NE, Suite 1014, Olympia, WA 98501 by the Claim Bar Date (not

filed with the Court); and (iv) provided that a failure to ensure receipt by the Claim Bar Date forever bars the claim.

To be recognized, any claimant must submit an original, completed Proof of Claim that substantially conforms to the approved form and instructions; is signed under penalty of perjury; and is legible, in English, and denominated in U.S. dollars. The claim must identify the claimant, state the amount with an itemization, and set forth the basis of the claim with supporting documentation. Claims must be delivered to the Receiver (not to the Court) by the Claim Bar Date. After the Claim Bar Date, the Receiver must file a summary of timely claims with the Court, evaluate the submitted claims, and then seek Court approval to (a) allow amounts and priorities; (b) establish objection procedures and adjudicate objections; (c) set the timing and amount of distributions; and (d) establish reserves for administration, litigation, and disputed claims.

The Claims bar date has since passed[1], such that the claims against GTII have been fixed. The Receiver received nine ("9") claims, which are summarized as follows:

Claimant	Amount	Nature of claim / requested relief	Receiver Comments
Tommy X. Wang; AT Gekko PR, LLC; Dorado Goose; AI Commerce Group, LLC	$42,547,858	AT Gekko PR ($24,832,858.00); Dorado Goose ($335,000); AI Commerce ($17,380,000) Torts/contract (breach of contract, fraud, negligence, libel/IIED, deceptive practices; seeks injunctive and treble damages).	The Receiver continues to investigate the claims and disputes the amount and validity of all or part of the claim. To the extent that a resolution cannot be reached, it is anticipated that litigation will be necessary.

[1] The Receiver has granted some extensions to certain parties while the parties negotiate a resolution of asserted claims, which extensions have been placed on the Court's record.

"Raven Beeso et al." (multiple individual claimants)	$1,249,082	"Confirmed notes with GTII; securities held by GTII (META)."	The Receiver continues to investigate the claim. As stated in prior receiver reports, there have been significant irregularities with respect to share issuances related to the subject claim.
Salvatore Lauria	$180,000	"Note Payable."	The Receiver has investigated the claim. The claim will be subject to further negotiations.
Alan Shinderman	$17,000,000	Based on confession of judgment/settlement (Go Fun matter).	The Claim will be rejected, as the "confession of judgment" was invalid upon issuance of shares. The shares were in fact issued and claimant has sold or disposed of many of the shares.
John Scrudato, CPA	Not stated as a cash sum	Requests removal of restrictive legends/return of shares; explains 2,000,000 shares were issued as compensation and he purchased additional 282,500 shares (total 2,501,900 incl. dividends/warrants).	The Claim asserted does not appear to be a claim. Further Court hearings will be necessary.
Bronx Family Eye Care, Inc. (Nikolay Bitsenko)	$150,000	"Amounts due to Bronx Family Eye Care, Inc."	Settlement discussions are going with the Claimant.
Michael Andreyev	$1,828,500 (valuation)	States claim for 914,250 GTII shares; describes as "amount due for stock/share certificate deposit refused."	Claimant effectively requests GTII to purchase 914,250 shares. The Claim does not appear to have a legal basis. The underlying allegations are under consideration.
Jeffrey Larkin Wertz	$84,000	Seeks recognition/transfer involving 60,000 GTII shares (stock power).	Claimant is seeking value of 60,000 shares. The Claim asserted does not appear to be a claim.
Frank Benintendo	$859,040.64	Seeks compensation for "professional services" for which he received stock as compensation.	The Claim will be rejected and GTII will institute claims against Frank Benintendo
Sum	$63,898,481		

The Receiver requests that the Court set a status check to discuss setting forth the next step to resolve claims.

Disputed Shares.

On August 29, 2025, the Court entered its Order Re Receiver's Omnibus Objection to Identified Shares of Illicit GTII Common Stock (the "Freeze Order"). The Freeze Order stems from the Receiver's May 22, 2025, motion; the Court heard the matter on June 2, 2025, entered a separate "Freeze Order" on June 9, 2025, and later approved a stipulation withdrawing relief vis-à-vis David Reichman and Kathy Griffin (June 18, 2025).

Exhibit A to the Freeze Order lists the "Disputed Shares," which are held by approximately 0.56% of shareholders but constitute 52.47% of the outstanding common stock. The Court approved the Receiver's use of an omnibus objection to commence disputes regarding those issuances. Any holder who wishes to challenge the designation must file and serve a "Challenge," supported by evidence detailing issuance circumstances and consideration provided. Challenges are due by the earlier of (i) 60 days after notice of entry or (ii) 45 days after service. Untimely challenges are conclusively denied, and the shares are to be transferred to the Receiver with the aid of the Court. The time to dispute the shares has generally passed[2].

I have received certain challenges and have negotiated extensions of time to challenge certain other shareholders, as part of my investigation and effort to resolve claims. The following individuals and entities, have responded to the Freeze Order: AI Commerce, LLC; Frank Benintendo; Justine Reichman; Scott Olifant; Warren Markowitz; CYA Esq Holdings, LLC; Hans and Rosy Epstein Memorial Committee Inc.; Evelyn Alsultany, Fabian Alsultany; Dr. Stephen Freedland; Functional Health Strategies, LLC; Gregg Frank; Karen Frank; Eric Frank; John

[2] Some notices were returned and revised addresses are being sought.

Scrudato; Luke Rahbari; Rachel Wallitt; S. F. Irrevocable Trust; and Tsuimei Wang. Some or all the responses may be proper challenges, for instance Frank Benintendo filed a claim but did not respond to the Fee Order. The entirety of the responses should be the subject of a forthcoming hearing.

I have not received a response regarding nearly **41,000,000** shares, and therefore any challenge hereafter would be untimely, and the Receiver believes the shares should be cancelled:

American University	11,000
Anthony Matassa	550,000
Antonella Bogliolo	165,000
Arthur Schwartz	599,179
Barbara T Anderson Irrevocable TRUST	340,900
Ben Nehmadi	11,000
Bill Glaser	550,000
Bio Energy System Management LLC	163,624
Brent Golub	50,000
Bull Consulting Group, Inc.	165,000
Christopher Cecil	165,000
Dale Marr	297,000
Daniel Bassal TRUST	440,000
Daniel Marcus	320,000
David C. Horton	11,000
Derek Gilbert	550,000
Donald Gilbert	5,279,245
Frances R. Davidson Frances Davidson TRUST	385,000
Gabriel Neagu	55,000
Gabriele Falanga	3,025,000
Hosam El Sheha	11,000
Howard Duchin	142,773
Icahn School Of Medicine	321,800
Icahn School Of Medicine, F/b/o Of Biodesign Institute	1,600,000
Icahn School Of Medicine, F/b/o Of Dr. Joshua Bederson Fellowship	2,700,000
Ithaca College	11,000
Joel Osteen Ministries	88,000
JOHN MORRISSEY	126,500
Katerina Tsernou	55,000
Kent Jacobs	275,000
Leslie Schlachter	502,919

Margaret Williams	100,000
Mark Richardson	303,901
Matthew Martinez	66,000
Michael Valle	1,510,900
MJ Macaluso TRUST	296,750
Nathalie Ghidalia	11,550,000
Northeastern University	121,000
Pace College	11,000
Panlunas Holdings TRUST	270,000
Paul Brownstein TRUST	524,755
Paul Pelosi Jr	27,500
Paula Hill	121,002
Peter Dichiara	68,555
Phil Fehr	643,982
Randy Clark	275,000
Raphael Costa	11,000
Richardson & Associates	458,689
Richardson & Patel LLP	110,000
Robert Hantman	365,896
Robert O'connor	660,000
Rudy Durand	137,500
Shaye Jacobson	200,000
Spencer J. Richardson	1,042,350
Stephen Karig	100,000
Susan Deluca	374,000
The Anne Frances TRUST	2,282,850
Tsui Lin Wang	90,000
Wimase Limited	163,624
Woodcliff Lake Rehabilitation Center	2,750
Total Shares	**40,855,944**

It is requested that the Court schedule a hearing to discuss the cancellation of the aforementioned shares, ahead of which I will file a standalone summary.

Furthermore, should any of the individuals identified on that list dispute that they have submitted a response, they should reach out to my counsel or me.

Release of Funds

On August 15, 2025, the Court approved a stipulation permitting Mr. Reichman to use $20,000 from an account for the payment of a retainer to counsel. There was intense and false

speculation regarding this payment. The process identified in the stipulation has been used and approved by the Court on several occasions. Suggestions that my counsel or I did not file the order until after hours on a Friday to conceal the action is false, it is the Court that lodges the order, which was submitted days earlier. To dispel further rumors, the account is one belonging to Mr. Reichman. Furthermore, the retainer was not to "fight GTII" or the Receiver, but was rather a retainer to retain counsel so that Mr. Reichman could respond to an SEC subpoena, a matter that I determined was of substantial importance.

Deposition of Frank Benintendo

On September 10, 2025, my counsel noticed and took Mr. Benintendo's deposition, after he failed to respond to my multiple inquiries. Mr. Benintendo sat on GTII's board for 20 years and was its secretary. He had been involved in each and every action that is subject of the litigation and receivership. Mr. Benintendo, while proclaiming his innocence, asserted the general defense was that he was unaware or indifferent to what was occurring at GTII. Plato and Edmund Burke's remarks that "the only thing necessary for the triumph of evil is for good men to do nothing" comes to mind. Mr. Benintendo's deposition was an indictment of those agents, principals, and advisors of GTII, from the board, to counsel, to accountants. He revealed a general philosophy of apathy and a culture of handouts at the expense of shareholders. While I believe Benintendo acted with fraudulent intent, if he is to be believed, he admits to being asleep at the wheel. Despite that fact, he has the temerity to demand further compensation from GTII by way of his claim. The tone deaf approach and mendacity reflects the greed that dominated his actions on GTII's board.

<u>A portrait of a disengaged board at a public company</u>

The deposition depicts a public-company board that did not inform itself on basic governance, audit, and capital-markets issues, yet repeatedly approved significant equity issuances to insiders and affiliates at the behest of David Reichman. Despite sitting on a board of a public

company for decades, Benintendo conceded that he was unfamiliar with the duty of care. When pressed on whether he asked questions before approving share issuances, his answer was candid: "Did you ask?"—"No. Why would I?" The reality, if Reichman proposed action, Benintendo agreed because he was powerless to stop Reichman. It is my observation that Reichman surrounded himself with people that would not say "no," people who would follow his orders in the hopes of payment.

This Nuremberg Defense is unavailing. Benintendo, like every officer, director or agent of GTII, had a fiduciary duty to say no. Benintendo's question as to "what was he supposed to do if Reichman wanted to take an action?" appears rhetorical. He was supposed to resign.

This is not a quibble about style; it is a confession that the board operated without the "informed basis" Nevada law presumes—but only presumes—directors will have when they act. See NRS 78.138(3) (directors are presumed to act "in good faith, on an informed basis and with a view to the interests of the corporation"), and NRS 78.138(7) (individual liability attaches where the presumption is rebutted and the breach "involved intentional misconduct, fraud or a knowing violation of law"). In short, the board's starting point was ignorance, and it chose to stay there.

<u>Rubber-stamping conflicted and undocumented issuances</u>

1. **Awards to insiders and friends without inquiry.**

Benintendo could not explain who many share recipients were or why they received stock. Benintendo in fact argued that even though he sat on the board and had access to GTII's records, he had absolutely no knowledge of the wrongdoing that he now concedes occurred. In other words, he testified under oath that the conduct was so concealed that a board member could not have discovered the wrongdoing, which necessarily means that Benintendo now admits that neither could GTII or any injured party.

Regarding large stock awards, he repeatedly professed no knowledge of recipients or services rendered. He did not know the principals behind entities used to receive and move GTII shares even as to board approvals signed by him and legal opinions cleared those shares for sale. He admitted, starkly: “I don’t know these people… and why they got shares”.

2. **The Dot8 side-door.**

The board created a GTII subsidiary (Dream On Entertainment, later Dot8) and then issued 6 million GTII shares to that subsidiary. Reichman seemingly used Dot8 and the Hans & Rosy Epstein non-profit to commit immigration fraud. He funneled millions of shares to his daughter Justine Reichman, using fraudulent and backdated agreements referencing “IT services.” When asked “Why would you guys issue your own subsidiary shares?” Benintendo’s answer: “Do not know.” He could not identify any services Dot8 provided, even though he himself is claiming to be compensated for the work Dot 8 was also being compensated to perform. He conceded concern when told proceeds allegedly funded personal lifestyle expenditures. A director who green-lights an internal channel for share issuance—then disclaims knowledge of purpose or benefit—has not acted “on an informed basis.”

3. **Transfers routed through affiliated vehicles.**

Benintendo, acting as trustee of a profit-sharing trust, acknowledged that GTII shares were moved to entities tied to then-insider counsel Markowitz (e.g., Internet Capital) and ultimately to purchasers such as Tommy Wang, with proceeds split between Markowitz and CEO Reichman. Benintendo claimed no knowledge of the transaction mechanics and suggested he was ultimately removed “to get [him] out of the way” for the deal. At minimum, the board’s failure to investigate these routed transfers—despite obvious

conflicts—defies NRS 78.140's demand that, for interested-director transactions to stand, the interest be disclosed and the transaction approved in good faith by disinterested directors, by informed stockholders, or be demonstrably fair to the corporation. Likewise, not caring is not a defense to securities fraud.

4. **"Charity" and personal-circle issuances disguised as services.**

   The transcript reflects purported "charitable" or personal-circle recipients, including a "Hans & Rosy Epstein Memorial Committee," "Classroom Salon," and others, for which the witness could not articulate any corporate service basis. He identified the Epstein issuance as one he believed should be clawed back and flagged "big numbers" for "Classroom Salon"—but again, no record of duties or benefit to GTII.

5. **Contradictory treatment of Reichman family/associates.**

   Despite conceding ignorance of documented services, Benintendo rationalized millions of shares to Justine Reichman for "IT services" (or "sometimes she was just given shares") while simultaneously touting his own 20-year contribution and relative under-compensation. The juxtaposition underscores the board's arbitrary and conflicted approach to compensation and issuance. Moreover, despite claiming his great contributions to GTII, he could scantly identify anything he did, short of handing off assignments to other vendors who were paid. Seemingly, Benintendo had a "no show" contract.

Collectively, these facts rebut any presumption of informed, good-faith action. They also point to the statutory core of Nevada law: a director may rely on information from officers, experts, or committees, but only if the reliance is reasonable in context. See NRS 78.138(2)-(3). Rubber-stamping "because David said so" is not reasonable reliance; it is abdication.

A July 2, 2024, email circulated to Benintendo attached (among other things) "the backdated consent to appoint [Luke Rahbari] as COO as of April 1, 2024"—five days after the

complaint commencing this action was filed. When asked if backdating was common practice at GTII, Benintendo demurred: "I don't think so. I don't know". Regardless of frequency, the practice described is not an innocent clerical irregularity—it is a governance breakdown that, if done to manufacture corporate authority or to sanitize earlier acts, reflects intentional misconduct.

"Not involved" is not a defense to approving fraudulent issuances.

Benintendo attempted to cabin responsibility: "I was not involved in nor did I benefit from any improper or fraudulent share issuance." But moments later he admitted he signed board consents underpinning those issuances and did not ask questions before doing so. Approving is involvement. Approval without inquiry, in the face of clear conflicts and absent documentation, is not protected by Nevada's statutory business-judgment rule.

Benintendo was not a reformer, he was the problem and now shirks responsibility.

In the endgame, Benintendo tried to recast himself as a reformer—joining a "committee" with Luke Rahbari and purporting to inventory tainted issuances for clawback—but that belated posture only underscores years of board-level indifference. He admitted that after suit was filed and "when Luke came on," he was "taking on the committee" while Rahbari "was looking to see where there were things that should be addressed," including counterparties who "did receive stock" but "never carried out their other half of the bargain." He says he "gave [Luke] [a] spreadsheet" and flagged additional issuances "that jumped out" as improper, yet conceded he "didn't know how to do that" work and had not done it before. His own admissions identify prime targets: the Hans & Rosy Epstein Memorial issuances (which he concedes are unrelated to GTII's business and belong on the clawback list) and other papered "charitable" or advisory giveaways that yielded "nothing." Even as he now champions retrieval, he kept the supposed "list" at home, had to be admonished not to destroy it, and undertook no tax or accounting analysis on returning shares to treasury—hardly the diligence one expects from a director who claims to be fixing the

mess he helped create.

Most telling, Benintendo personally asked Reichman to "return the shares" tied to "invalid issuances," and reports there was "no objection"—a tacit concession that GTII holds significant claims to rescind, claw back, and disgorge third-party awards. He admits the board's own "charitable" distributions were under review for cure, that the Hans & Rosy issuances were wholly improper, and that other recipients did not deliver the contracted work—yet he excuses the failure to act by saying the litigation "distracted" them and "we all didn't get to do it." That is not exculpation; it is confirmation. For years and decades he "never questioned" these grants; now, faced with litigation scrutiny, he effectively concedes the corporation's rights to recover against multiple outside beneficiaries and affiliates—even if he reflexively denies knowledge of claims against favored insiders.

My investigation further shows that Benintendo's act of identifying illicit shares was too little too late, or more likely, an artifice to eliminate his own certain liability and a tacit admission that my concerns are well founded. His suggestion that Luke Rahbari and he were great reformers is belied by the record. Any reformation appears to have been an afterthought to further entrench management and protect their gains. Specifically, they were developing a defense that Reichman was the problem and that they were fit to lead GTII rather than a receiver. To facilitate this deception, Benintendo (and the rest of the board) agreed to give Rahbari 8 million shares for a few months of so-called work—an extraordinary act.

Benintendo appears to have coordinated the defense with Luke Rahbari, as both now claim that Rahbari had been identifying substantial claims against Reichman and other affiliates, including Hand & Rosy. This position seems dubious as well. First, while Rahbari has been touting his own work, to this point, he has been hesitant to share the work without being further compensated from the Receivership. Second, the contemporaneous corporate records reflect that

Luke Rahbari and Jennifer Lefkowith were almost exclusive tasked with investigating Mr. Hofman and ~~me~~ the Receiver, expending GTII's dwindling resources largely on "internet research" to undermine the receivership motion, as opposed to addressing the concerns raised therein. While Rahbari has now claimed that he had uncovered Mr. Reichman's wrongdoing, contemporaneous records reveal an obsession with silencing dissenters—having gone so far as to file lawsuits in California claiming that reports on GTII's actions were defamatory—rather than effectuating actual corporate change. Moreover, it is clear that even though Rahbari had the CEO mantle, Reichman and the others continued to manage and control GTII. It is doubtful that any actual change would have occurred.

<u>Causation and harm</u>

The deposition record supports tangible harm. Benintendo acknowledged that large, questionable issuances occurred and that he later sought to "bring[] the shares back into the company where they should have been," identifying the Epstein non-profit issuance and others as candidates for claw-back. He also conceded the oddity of issuing shares to GTII's own subsidiary and the concern that proceeds funded personal consumption. These admissions align with corporate injury through dilution, unauthorized compensation, and reputational damage that predictably follows over-the-counter scrutiny and receivership.

Uncooperative Shareholders and Affiliates

Since the Receivership began, I have reached out to numerous parties to obtain information. Pursuant to the Receivership Order, those parties were obligated to respond to my requests.

Shareholders' reactions to my requests have been both disappointing and at times astonishing. In some instances, my requests have been ignored for over a year, for instance by Benintendo, the Hans & Rosy Epstein non-profit, Phil Fehr, Ms. Rachel Wallitt, and others. While

I appreciate the unwillingness of those involved or associated with malfeasance to respond and provide documents, it has impeded the Receivership.

Likewise, parties such as Benintendo have admitted to destroying documents and communications. This includes relevant communications that post-date the receivership.

What, however, has been most appalling is the reaction of GTII attorneys and other professionals. For instance, Todd Chisholm recently and outright refused to provide my counsel information and has generally been resistant to my inquiries, despite asserting that he is the manager of a GTII subsidiary. On these grounds, I will be seeking an order of contempt against Mr. Chisholm.

Beyond that, Nevada attorney Scott Olifant has berated and insulted me and my counsel. For instance, Mr. Olifant represented GTII in litigation that, inter alia, resulted in large liabilities to GTII. He undoubtedly is in possession of privileged and important information that the Receiver seeks to discover. When I asked for records pursuant to the Receivership Order, his response was as follows:

> "I now seek to disabuse you of your arrogance, whatever the source. The court order is irrelevant to me. The court has no jurisdiction over me, and I do not have to comply with your whim or caprice… I will not respond further… We are done!"

It is beyond the pale that a Nevada attorney would refuse to comply with this Court's order or claim that the "court has no jurisdiction over [him]." It also evidences to me the fact that Mr. Olifant appears to be in cahoots with former management. In furtherance of that appearance, he now embarks on the ethically prohibited task of representing GTII's other out-side counsel (Mr. Markowitz) against GTII. Notably, my prior reports have evidenced the significant injury caused to GTII by Mr. Markowitz. My counsel has notified Mr. Olifant of his conflict, which he has ignored. Given that Mr. Olifant is a witness, a claimant in this action, and now purports to represent Mr. Markowitz in an adverse matter that directly conflicts with his prior representation of GTII, I

will be requesting the Court disqualify Mr. Olifant and award the Receivership estate its fees and costs.

Furthermore, other parties have been resistant or refused to previously provide records. Those same parties now ask the Court to confirm the validity of the issuances of their shares. As a result, my counsel issued numerous subpoenas in recent days, and will be issuing others, that have sought to obtain information, including subpoenas to:

1. Scott Olifant
2. Warren Markowitz
3. Hans & Rosy Epstein Memorial Committee
4. Tod Chisolm
5. Erick Mosteller
6. Tsuimei Wang.
7. Rachel Wallitt
8. Phil Fehr
9. Paula Hill

Informally, I have also been interviewing witnesses to obtain information that is being used to formulate claims against the parties, and specifically Hans & Rosy Epstein Memorial Committee.

Tax Matters

According to the former outside accountants that were responsible for filing GTII's taxes, I learned that GTII did not issue 1099s to certain outside consultants or advisors paid in cash or stock, nor did it file W-2's with the IRS for certain employees that received compensation. To the extent shares are not returned, I may have to submit 1099's to recipients of unreturned stock or cash directly issued by the Company. We will be sending out W-9 forms to gather the requisite tax ID numbers as needed if such information is otherwise unavailable.

ASRE

As mentioned in the Second Interim Report, the company known as Astra Energy, Inc. (ASRE) offered $225,000.00 as a settlement for the defaulted loan it owes GTII. The loan is personally guaranteed by Ron Loudon, CEO of ASRE, and collateralized by a patent owned by a subsidiary of ASRE. After repeated attempts to reach an agreement with Mr. Loudon, he ceased communicating with me. I learned that the patent was being used by a third-party and was potentially an asset of GTII.

On July 21, 2025, my counsel filed a lawsuit against ASRE and Mr. Loudon, seeking GTII's determination of its rights in the patent and a monetary judgment in the Eighth Judicial District Court, Case No. A-25-923753-C, pending before Judge Lilly-Spells. An 8k of this material event was filed with the SEC.[3] ASRE failed to answer the complaint and default has been submitted to the clerk.

Through a subsequent phone interview with Kevin Carriere of Powertron Global, the company using the patent, the Receiver was informed that the patent is completely worthless, and the technology does not work. Powertron Global invested $2mm with ASRE to discover these facts. He warned me that the patent was a "boondoggle."

Range Rover

In 2023, Mr. Reichman caused GTII to purchase a $150,000 Range Rover using investor funds. Mr. Reichman's account then "buried" the expenditure in the "profit and loss items" to conceal it. The Range Rover was returned to GTII and is as follows:

2024 Range Rover Sport (LNDR)

VIN:SAL119F45RA158446

P550e Autobiography Sport Utility 4D

[3] https://www.otcmarkets.com/filing/html?id=18636181&guid=NAo-kaxCConKJth

Engine: 6-Cyl, Hybrid, Turbo, 3.0 Liter

Transmission: Automatic, 8-Spd

Drivetrain: AWD

Mileage: 3,690

The Receiver's administrative assistant has diligently navigated all of the California Department of Motor Vehicle's bureaucratic requirements to successfully complete a reissuance of the LNDR's title. The title of the vehicle was initially issued with incorrect mileage. The reissuance processes took more than 4 months.

Due to its hybrid nature, the Range Rover is largely undesirable. Dealers have either declined to make an offer or the offers are substantially below marker:

Multiple possible sales opportunities were pursued and are summarized below:

- Redline European in San Diego offered $75,000
- Jakes Motor Cars in San Diego offered $70,000
- Redwood Motors in San Francisco offered $78,000
- Carmax in San Diego offered $81,000
- Individual #1 offered $90,000 (wanted to purchase in March, however title issues prevented the sale from going forward)
- Individual #2 offered $80,000 (~March time frame. Casual offer, desired to purchase sooner than new title was available)

After an evaluation of the potential transactions, I have chosen to put the Range Rover up for auction. I believe $90,000 is the highest likely sale price, and we will report any sale in future reports.

Mr. Reichman has enriched himself and others at the cost of GTII shareholders.

Mr. Reichman currently holds 43,723,945 shares of GTII stock. Between 2022 and 2024,

Mr. Reichman sold $977,141 pursuant to a 10b5 stock selling program. Mr. Reichman also sold shares in February and March of 2021 through his personal brokerage account, netting more than $200,000. Notably, no Form 4 or Form 144 were filed with the SEC, in violation of securities laws. On December 29, 2022, the board entered a Unanimous Written Consent, wherein 21,288,187 shares were issued to Mr. Reichman, 8,432,848 shares were issued to Kathy Griffin, 3,416,114 shares issued to Don Gilbert, and 3,323,565 issued to Frank Benintendo. In total **36,460,714** shares were issued to insiders with a market value of the stock at about $54,000,000. In that same board consent, 8,000,000 shares were issued for "services" to the Hans and Rosy Epstein Memorial Committee, Inc.[4] On June 12, 2024, on the eve of the Receivership, Mr. Reichman, Mrs. Griffin and the two other directors caused the shares to be cancelled and returned to treasury. Corresponding dividend shares issued on April 29, 2023, directly tied to the subsequently returned stock have not yet been returned. There was no business purpose for the original issuance of the stock. It is unclear how, or if, GTII's former directors and officers accounted for the issuance on their own taxes. I suspect that the issuance was fabricated for two reasons: a) Management was trying to dilute Justine Reichman's shareholdings down below the 5% disclosure threshold because around that time OTC Markets was investigating GTII's insider selling transactions and lack of insider selling disclosure, ultimately leading to GTII being downlisted from OTC QB to OTC Pink; or b) management issued the shares so that they could take advantage of the stock dividend and reap more rewards by inflating their individual holdings. Whatever the reason behind the issuance is, the fact remains that the issuance has a significant impact on GTII to this day. I am working to cause the unreturned stock dividends to be returned to the Company.

[4] A non-profit receiving consideration for performing "services" may not be exempt from tax exposure. And, given that the shares were "income," GTII likely incurred significant W2 tax liability which went unreported and unpaid.

Concealment

During estate planning, Mr. Reichman sent his counsel a list of assets. As of October 31, 2023, the assets included the following:

> i. The Hans & Rosy Memorial Committee, Inc. (New York entity) holds 21mm GTII shares;
> ii. SF Irrevocable Trust (Florida entity) also holds 2mm GTII shares;
> iii. Anne Frances Trust /f/b/o Paula Hill also holds 2mm GTII shares;
> iv. First America Business & Management Consultants, Inc. (Delaware entity);
> v. Dot 8, Inc. (Wyoming entity) holds 6mm GTII shares; and
> vi. "Special Assets" held by attorney Roy Lester (1,000,000 GTII shares) "to be sold at the direction of Kathy Griffin and proceeds to be shared with David Reichman, Kathy Griffin, and Warren Markowitz."

The Hans & Rosy Memorial Committee, Inc. ("Hans and Rosy") remains one of GTII's largest shareholders. As with many other parts of his schemes, Mr. Reichman would gratuitously hand out shares to many of his affiliated entities at the time of other share issuances. For instance, in December 2022, 8,000,000 shares were issued to Hans and Rosy at the same time the board issued Mr. Reichman 21 million shares. While Hans and Rosy claims to be a 501c3 tax exempt entity, Hans and Rosy is a mere artifice. Concealed documents suggest that Mr. Reichman controls Hans and Rosy and has done so for his own benefit. Mr. Reichman sits on committees for Hans and Rosy and Justine Reichman appears to be a Director and Vice President of Hans and Rosy. Despite holding millions of shares, Hans and Rosy appears to have little to no operations, and instead is part of Mr. Reichman's estate planning. After the action, the members of Hans & Rosy's board abruptly resigned and Reichman surrogate (Phil Fehr) now claims control. Phil Fehr is a known affiliate, a suspected bad actor that has links to each and every scheme perpetrated to defalcate shares by Reichman. Phil Fehr has been non-responsive to my inquiries. I will seek to bring claims against Phil Fehr in the near future.

Furthermore, there has been a pattern whereby Mr. Reichman creates entities, often in the names of real people, and then uses the entities to park stock. Mr. Reichman is trustee of many of

the below trusts, and there are numerous anecdotes about Mr. Reichman converting the settlors' funds and freezing out the beneficiaries. A list of the various entities Mr. Reichman is Trustee or beneficiary of appears below:

a. Hans And Rosy Epstein Memorial Committee, Inc.[5]
b. First America Business Management & Consultant, Inc. (DE)
c. S.F. Irrevocable Trust (Susan Fabrizio)
d. Dot8, Inc. (WY)
e. Dot8, Inc. (NV)
f. The Anne Francis Trust[6]
g. Global Tech Industries Group Profit Sharing Plan Trust
h. Gold Transactions International, Inc. (UT)
i. Daniel Bassal Trust
j. Frances Davidson Trust
k. Michael Macaluso Pension Trust
l. Paul Brownstein Trust a/k/a PB Trust
m. High Star Investments (unincorporated)
n. RAB Electronics (WY)
o. Robin Beeso Inc (WY)[7]
p. Richly Deserved Inc
q. Sun Belt Equipment Leasing Co, Inc. (WY)
r. Bull Consulting Group, Inc.
s. Barbara T Anderson Irrevocable TRUST

Additionally, Mr. Reichman would engage attorneys to perform unethical and highly illegal transactions. For instance, in a May 31, 2023 memo, GTII attorney Warren Markowitz sets forth that he is a trustee for an entity called Internet Capital that holds 14 million shares and that some 8 million shares were held for the benefit of Mr. Reichman and his daughter Justine. At the

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[5] Holding 21,185,503 shares, communications between David and his estate attorney reveal that the committee is part of his asset planning and Justine is an ultimate beneficiary.

[6] Holding 2,282,850 shares, Sandor Hill is the "beneficiary," but only receives income at David Reichman's discretion after the age of 75. The principal and any remainder income is ultimately paid to the Hans and Rosey Epstein Memorial Committee.

[7] Robin Beeso was a real person, and her related entities acquired some $12,000,000 in GTII shares. Ms. Beeso was Mr. Reichman's love interest. She would make personal loans to Reichman and he would repay the loans by issuing Ms. Beeso GTII stock. Ms. Beeso died in 2018, and after her death Mr. Reichman created fraudulent entities, including an entity called "Robin Beeso Inc.," that he attempted to transfer her stock into using forged medallions with the full awareness of the entire Board. (See Receiver's Second Report at p. 17-19).

same time, it was revealed that Sunbelt Equipment Leasing was acquiring 8 million GTII shares for the benefit of Mr. Reichman. That acquisition was made through the forging of stock powers and medallion stamps. There are an unknown number of shell entities but their relation to Mr. Reichman can be most often gleaned from the timing of issuances and the fact that one of GTII's prior attorneys is involved with the entity.

On April 15, 2016, GTII announced that it would be effectuating a 10:1 forward split. Simultaneously, the board of directors authorized the issuance of 22,167,500 shares for services rendered. They did not identify the services or the recipients. The receiver discovered that over a two-week period the following shares were issued to Mr. Reichman and related parties. There is no evidence of services performed by the parties and most were simply affiliated with Mr. Reichman:

180,000 Shares Hans and Rosy Epstein Memorial Committee, Inc.
22,500 Shares to Paul Pelosi Jr
90,000 shares to Arthur Schwartz[8]
450,000 shares to Highest State Investments
900,000 shares to Robin Beeso
29,925,000 shares to David Reichman
18,000 shares to Richard Cohen
18,000 shares to Todd Cohen
400,000 Shares to Daniel Bassal
180,000 Shares to Richard Cohen
250,000 Shares to Daniel Gilbert

GTII's classification of the issuance of shares as "services" is misleading and fraudulent.

Many other stock issuances were made to Mr. Reichman's family and friends with the complicity of Kathy Griffin and the other directors of the Company. Notably, a former love interest of Mr. Richman's, Nathalie Ghidalia, was issued 10,500,000 (later earning 1,050,000 additional

[8] Mr. Reichman claims Mr. Schwartz was his "uncle ", but he was not. In fact, after Mr. Schwartz death, Mr. Reichman moved into his rent controlled apartment and justified control through an "alleged" family trust. Mr. Reichman also opened new credit card accounts in Mr. Schwartz's name (after his death) that still remain active to this day.

shares as a stock dividend) based solely on her relationship and having performed ZERO services for the Company. This was a completely fraudulent transaction making Ms. Ghidalia the 6th largest shareholder of the Company. Additionally, Ms. Ghidalia's son was issued 2,750,000 (plus 275,000 dividend shares) making him GTII's 15th largest shareholder. Casting further doubt on the legitimacy of these transactions, Mr. Richman held the physical share certificates in his possession.

Recently discovered documents demonstrate that while shares to Ghidalia and her son were booked as compensation for "Services," Reichman disclosed that the shares were simply a gift. In other instances, Reichman used Hans & Rosy and Dot8 as artifices to obtain Visas for Ghidalia and her son, who were citizens of Italy. These reprehensible actions demonstrate that many share issuances had no purpose and were disguised as means to leak value to Reichman's friends and family.

Justine Reichman is one of the largest shareholders of GTII, despite having seemingly provided little to no agreed to consideration for the shares.

Ms. Reichman currently has more than 7,332,261 shares controlled by her directly, and another 3,005,300 shares held in the S.F. Irrevocable Trust.[9]

For instance, on December 30, 2016, GTII executed a stock purchase agreement with GoFun Group, LTD ("GoFun") in Hong Kong. The deal immediately fell apart and resulted in a large stock award. GTII's emails reflect Mr. Reichman's attempt to leak stock to Ms. Reichman related to GoFun. Specifically, on March 12, 2017, Mr. Reichman sent Ms. Reichman a "Client Engagement Agreement" in which GTII would engage Dot8, Inc. to provide services related to its acquisition of GoFun. The agreement was back dated to January 2, 2016, and provided that "Tree Top Industries, Inc" would pay Dot8 3,000,000 shares. By that time, GTII had already changed its

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[9] The SF Trust was created to house shares fraudulently issued to Susan Fabrizo (now deceased). Ms. Fabrizio was the mother of Justine Reichman. The Trust sold GTII stock to pay for Ms. Fabrizio's long-term care in a Florida nursing facility.

name from Tree Top Industries Inc. Dot8 did not provide the consulting services identified in the backdated agreement.

Within days of March 12, 2017, Mr. Reichman quietly changed Dream on Entertainment, Inc.'s name to Dot8, Inc. ("DOT 8 WY"). From 2018 onward, DOT8 WY became GTII's tenth-largest shareholder while staying invisible in SEC filings. To open a stock account, years later, Mr. Reichman had Ms. Reichman execute backdated "bylaws" for "Dream on Entertainment, Inc." Ms. Reichman was steadfast in the fact that she had never heard of Dream on Entertainment, Inc. despite having signed these documents.

On March 24, 2017, GTII issued 3,000,000 shares to DOT8 WY in an undisclosed transaction.

On August 3, 2018, GTII issued another 3,000,000 shares to Dot8 WY for "services rendered between July 1, 2017, and June 30, 2018." The transaction was never disclosed.

In early 2023, OTC Markets questioned GTII about Dot8 WY's affiliate status, as Mr. Reichman was its sole corporate officer. OTC Markets expressed serious concerns that GTII had failed to disclose Mr. Reichman's involvement with Dot8.

Eventually on April 10, 2023, GTII told OTC Markets that Mr. Reichman was simply "assisting his daughter with annual filings" and "inadvertently signed as an officer of the company." On April 10, 2023, GTII was removed from the OTCQB and downlisted to OTC Pink, based on the conclusion that its inclusion would impair the integrity of the market. The stated reason was a continued concern over reporting "insider transactions and beneficial ownership."

Justine Reichman is directly or indirectly in control of other shares.

On or about July 17, 2019, GTII directed its stock transfer agent to issue 3,000,000 shares to Susan Fabrizio. Ms. Fabrizio, who passed in 2025, was Mr. Reichman's ex-wife and Justine's

mother. On February 22, 2022, the shares were transferred into the SF Irrevocable Trust. Justine Reichman is the trustee and her and her father are the ultimate beneficiaries of the trust.

At the time of the creation of the trust, documentation was sought to justify the issuance of 3,000,000 shares. GTII provided records of a July 8, 2019, invoices that purports to be from Susan M. Frabrizio claiming that she would accept 3,000,000 GTII shares in exchange for the following services provided as of June 30, 2019: “Telephonic meetings, research and simulation analysis regarding potential market for business development and growth.” There is a corresponding note dated July 17, 2019, that says the issuance was “Authorized by Board.” Both the invoice and the corresponding note from the board appear fraudulent. Metadata confirms that the invoice was created by Mr. Reichman on February 21, 2022, not by Ms. Fabrizio.

Ms. Reichman now also controls First American Business Management Consultant, Inc., and will become the controlling party of the Estate of Arthur Schwartz, (holding 599,000 GTII shares), and the Hans & Rosy Epstein Memorial Committee, Inc. (controlling 21,185,503 GTII shares).

GTII actively manipulated stock information to conceal ownership.

SEC requirements mandate that certain stockholders report their interests in publicly traded companies. When a shareholder becomes an affiliate, or beneficial owner, SEC Form 13G is required to be filed by the shareholder. That threshold is ordinarily 5%. Internal documents reflect that GTII continually monitored Justine’s holdings. The Receiver has credible information that Mr. Reichman would intentionally issue shares to third parties to dilute his daughter’s ownership below 5%. It is also likely why he used Dot8 WY to park the shares. However, when GTII issued Ms. Reichman 8,000,000 shares in 2019, her holdings went above 5%; she became an Affiliate. Ms. Reichman never filed a Form 13G.

In early 2021, GTII issued a dividend to shareholders and would have to file a S-1 disclosing the shareholders' names. On March 23, 2021, Ms. Reichman removed her shares into the brokerage system. As such, on April 1, 2021, CEDE & CO (the Depository Trust Co's stock transfer entity) was shown as the beneficial owner of the shares. Ms. Reichman's name does not appear on the S-1 filed in July of 2021, or the subsequent S-1/A filings of that year. Days later, the shares (and dividend) were removed from the brokerage and put back in Ms. Reichman's name. As a practical matter, there was no reason for the move other than to conceal her holdings and Ms. Reichman would be incapable of orchestrating the scheme on her own.

LITIGATION UPDATE

The Receiver's findings have been detailed in four previously published Receiver's reports.[10] On July 21, 2025, the Receiver's counsel filed a lawsuit against ASRE and Mr. Loudon. An 8k of this material event was filed with the SEC.[11]

The above-captioned case is currently stayed. The stay has permitted me to focus on the initial investigation, as well as the audit. In full candor, if GTII does not become fully reporting, the aims and goals of the Receivership and related litigation changes. After the completion of the audit and related reports, I will seek to lift the litigation stay.

I intend on directing my counsel to file a motion in the near future to approve a settlement and a determination of good faith settlement. Upon lifting of the stay, and to the extent additional resolutions are not reached before then, the Receiver anticipates filing a wide-ranging amended complaint that includes securities and RICO claims against David Reichman, Justine Reichman, Frank Benintendo, Don Gilbert, as well as those who facilitated and participated in their misconduct, all stemming from the $13,957,743.42 million in defalcated funds and assets

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[10] Receiver's Reports attached hereto as Exhibit 2 to Exhibit 5.

[11] Ibid

identified and the 178 million GTII shares that were issued as part of GTII's schemes. A current non-exhaustive list of other litigation targets will include Warren R Markowitz; Mark Richardson; Luke Rahbari; Hans and Rosy Epstein Memorial Committee, Inc.; past and current members of the Hans and Rosy Epstein Memorial Committee, Inc., the various trusts identified above that received shares of GTII stock that are under the control of David Reichman; Phil Fehr; Todd Chisholm; Tsuimei Wang; and GTI.

In addition, I intend to bring actions against many of those individuals that have responded to the disputed share notice. This may or may not be in conjunction with the amended complaint and I may or may not seek consolidation with the current action.

DATED this 1st day of November 2025.

PAUL STRICKLAND, Receiver

/s/ Paul Strickland

GARMAN TURNER GORDON LLP

/s/ Dylan T. Ciciliano

WILLIAM M. NOALL
Nevada Bar No. 3549
DYLAN T. CICILIANO
Nevada Bar No. 12348
MARGARITA ELIAS
Nevada Bar No. 14867
7251 Amigo Drive, Suite 210
Las Vegas, Nevada 89119
Tel: (725) 777-3000
Fax: (725) 777-3112
Attorneys for Receiver Paul Strickland

CERTIFICATE OF SERVICE

I hereby certified that the foregoing **RECEIVER'S FIFTH INTERIM REPORT** was submitted electronically for filing and/or service with the Eighth Judicial District Court on November 1, 2025. Electronic service of the foregoing document shall be made in accordance with the E-Service List:.[12]

CHAD F. CLEMENT
Nevada Bar No. 12192
ALEXANDER K. CALAWAY
Nevada Bar No. 15188
MARQUIS AURBACH
10001 Park Run Drive
Las Vegas, Nevada 89145
Tel: (702) 382-0711
Fax: (702) 382-5816
Email: clement@maclaw.com
acalaway@maclaw.com

Attorneys for Plaintiffs

BRETT O. WHIPPLE
Nevada Bar No. 6168
JUSTICE LAW CENTER
1100 S. Tenth Street
Las Vegas, Nevada 89104
Email: civil@justice-law-center.com

Attorneys for Frank Benintendo

Richard Hofman
29219 Canwood Street, No. 101
Agoura Hills, CA 91301
Email: Richardh529@gmail.com

Pro Se Plaintiff

BRIAN A. HERMAN (*pro hac vice*)
MORGAN, LEWIS, & BOCKIUS LLP
101 Park Avenue
New York, New York 10178-0060
Telephone: (212) 309-6000
Facsimile: (212) 309-6001
Email:brian.herman@morganlewis.com

Attorneys for Defendant David Reichman

DAVID A. CARROLL
Nevada Bar No. 7643
ANTHONY J. DIRAIMONDO
Nevada Bar No. 10875
ROBERT E. OPDYKE
Nevada Bar No. 12841
RICE REUTHER SULLIVAN & CARROLL, LLP
3800 Howard Hughes Parkway, Suite 1200
Las Vegas, Nevada 89169
Telephone: (702) 732-9099
Facsimile: (702) 732-7110
Email: dcarroll@rrsc-law.com
adiraimondo@rrsc-law.com
ropdyke@rrsc-law.com

Attorneys for Defendant David Reichman

[12] Parties who use or register to use the Court's electronic filing system consent to electronic service, which is mandatory. *See* NRCP 5(b); EDCR 8.05; Admin. Order 14-2 (May 9, 2014).

DANIEL R. MCNUTT
Nevada Bar No. 7815
MATTHEW C. WOLF
Nevada Bar No. 10801
MARK D. HESIAK
Nevada Bar No. 12397
MCNUTT LAW FIRM, P.C.
11441 Allerton Park Drive, Suite 100
Las Vegas, Nevada 89135
Tel: 702-384-1170
Email: drm@mcnuttlawfirm.com
mcw@mcnuttlawfirm.com
mdh@mcnuttlawfirm.com

Attorneys for Defendant Kathy Griffin

TYSON E. HAFEN
Nevada Bar No. 13139
DUANE MORRIS LLP
100 North City Parkway, Suite 1560
Las Vegas, NV 89106
Tel: (702) 868-2600
Email: tehafen@duanemorris.com

Attorneys for Non-Party Justine Reichman

And by placing said copy in an envelope, postage fully prepaid, in the U.S. Mail, said envelope addressed to the following:

Donald Gilbert
280 Hillman Avenue
Staten Island, NY 10314

Pro Se Defendant

/s/ Steven E. Kish III
An employee of GARMAN TURNER GORDON